EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No. 1	CUSIP No.: 59018YK75	PRINCIPAL AMOUNT
$50,000,000

MERRILL LYNCH & CO., INC.

MEDIUM-TERM NOTE, SERIES C

Original Issue Discount Notes due October 4, 2037

(the “Notes”)

MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the Principal Amount on October 4, 2037 (the “Stated Maturity Date”) in accordance with the terms below, unless earlier redeemed.

Payment of the Principal Amount or the Redemption Price with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Payment on the Stated Maturity Date

Unless the Notes have been redeemed at the option of the Company, a Holder shall be entitled to receive a cash amount equal to the Principal Amount on the Stated Maturity Date.

Redemption at the Option of the Company

On April 4 or October 4 of each year, commencing October 4, 2012, the Company may redeem the Notes (if elected, the “Redemption Date”) in whole, but not in part, with not less than five Business Days (as defined below) notice prior to the Redemption Date for a Redemption Price specified in the Redemption Schedule below. If a Redemption Date falls on a day that is not a Business Day, the Notes will be redeemed on the immediately succeeding Business Day and no additional interest will accrue as a result of such delayed redemption.

Redemption Schedule

	Redemption Price
Redemption Date	(% of principal amount)	(per $1,000 principal amount of the Notes)
10/4/2012	17.690415%	$176.90415
4/4/2013	18.314003%	$183.14003
10/4/2013	18.959571%	$189.59571
4/4/2014	19.627896%	$196.27896
10/4/2014	20.319779%	$203.19779
4/4/2015	21.036052%	$210.36052
10/4/2015	21.777572%	$217.77572
4/4/2016	22.545232%	$225.45232
10/4/2016	23.339951%	$233.39951
4/4/2017	24.162685%	$241.62685
10/4/2017	25.014419%	$250.14419
4/4/2018	25.896178%	$258.96178
10/4/2018	26.809018%	$268.09018
4/4/2019	27.754036%	$277.54036
10/4/2019	28.732365%	$287.32365
4/4/2020	29.745181%	$297.45181
10/4/2020	30.793699%	$307.93699
4/4/2021	31.879177%	$318.79177
10/4/2021	33.002918%	$330.02918
4/4/2022	34.166271%	$341.66271
10/4/2022	35.370632%	$353.70632
4/4/2023	36.617447%	$366.17447
10/4/2023	37.908212%	$379.08212
4/4/2024	39.244476%	$392.44476
10/4/2024	40.627844%	$406.27844
4/4/2025	42.059975%	$420.59975
10/4/2025	43.542590%	$435.42590
4/4/2026	45.077466%	$450.77466

10/4/2026	46.666447%	$466.66447
4/4/2027	48.311439%	$483.11439
10/4/2027	50.014417%	$500.14417
4/4/2028	51.777425%	$517.77425
10/4/2028	53.602580%	$536.02580
4/4/2029	55.492071%	$554.92071
10/4/2029	57.448166%	$574.48166
4/4/2030	59.473214%	$594.73214
10/4/2030	61.569645%	$615.69645
4/4/2031	63.739975%	$637.39975
10/4/2031	65.986809%	$659.86809
4/4/2032	68.312844%	$683.12844
10/4/2032	70.720872%	$707.20872
4/4/2033	73.213783%	$732.13783
10/4/2033	75.794568%	$757.94568
4/4/2034	78.466327%	$784.66327
10/4/2034	81.232265%	$812.32265
4/4/2035	84.095703%	$840.95703
10/4/2035	87.060076%	$870.60076
4/4/2036	90.128944%	$901.28944
10/4/2036	93.305989%	$933.05989
4/4/2037	96.595025%	$965.95025
10/4/2037	100.000000%	$1,000.00000

Business Day

Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which the banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or ..0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Securities (hereinafter called the “Securities”) of the Company designated as its Medium-Term Notes, Series C. The Securities

are issued and to be issued under an indenture (the “Indenture”) dated as of April 1, 1983, as amended and restated, between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.) (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

This Note is not subject to any sinking fund.

In case an Event of Default (as defined in the Indenture) with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each $1,000 principal amount of Notes, will be equal to the Redemption Price per $1,000 principal amount on the most recently passed Redemption Date, plus a daily accrual amount calculated at a rate equal to 7.0500001% per annum through the date of acceleration.

In case of default in payment of this Global Note, whether at the Stated Maturity Date, on a Redemption Date or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the then current Federal Funds Rate, reset daily, to the extent that such payment of interest shall be legally enforceable on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1)	the rate with respect to a particular interest determination date for United States dollar federal funds displayed on Reuters or any successor service on page H15FED1 or any other page as may replace page H15FED1 on that service (“Reuters page H15FED1”), or

(2)

if the rate referred to in clause (1) does not appear on Reuters page H15FED1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at any time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and herein, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated: October 4, 2007

Merrill Lynch & Co., Inc.

By:
John Thurlow Assistant Treasurer
[Facsimile of Seal]	Attest:

By:
Judith A. Witterschein
Secretary

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

The Bank of New York, as Trustee

By:
Authorized Officer

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                       attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.